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                                                                   EXHIBIT 23.10

         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

    We hereby consent to (i) the inclusion of our opinion letter, dated September 28, 1997 to the Board of Directors of Suiza Foods Corporation (the "Company") as Appendix B to the Amendment No. 1 to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of the Company relating to the acquisition by the Company of The Morningstar Group Inc. in a stock-for-stock pooling of interests exchange and merger, and
(ii) all references to such opinion in such Amendment No. 1 to the Joint Proxy Statement/Prospectus under the captions "Summary--The Merger and the Merger Agreement," "The Merger--Background of the Merger," "The Merger--Reasons for the Merger; Recommendations of the Boards" and "The Merger--Opinion of Suiza Foods' Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION

                                          By:         /s/ JAMES M. NEISSA
                                             -----------------------------------
                                                        James M. Neissa
                                                      MANAGING DIRECTOR


New York, New York
October 28, 1997